Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper’s Board of Directors Elects

Dr. Kathryn D. Sullivan to Its Board

MEMPHIS, Tenn. – February 15, 2017 – International Paper Company (NYSE: IP) announced the election of Dr. Kathryn D. Sullivan to its Board of Directors effective March 1, 2017. Dr. Sullivan, age 65, is the Charles A. Lindbergh Fellow of Aerospace History at the Smithsonian National Air and Space Museum. She served in several roles in the U.S. Department of Commerce and the National Oceanic and Atmospheric Association Administration (NOAA) between 2011 and 2017, including Undersecretary of Commerce for Oceans and Atmosphere NOAA Administrator. Prior to her appointment as Administrator, Dr. Sullivan held the position of Assistant Secretary for Environmental Observation and Prediction and Deputy Administrator. She also performed the duties of NOAA’s Chief Scientist. Dr. Sullivan was the inaugural Director of the Battelle Center for Mathematics and Science Education Policy in the John Glenn School of Public Affairs at Ohio State University. Dr. Sullivan, a former Mission Specialist for NASA, is a veteran of three Shuttle missions with more than 500 hours in space and the first American woman to walk in space. She earned a bachelor’s in Earth Sciences from the University of California, Santa Cruz and a doctorate in geology from Dalhousie University in Nova Scotia.

“Kathy’s extensive environmental and sustainability experience will bring a unique and valuable perspective to the International Paper Board of Directors,” said Mark Sutton, Chairman and CEO. “We are extremely pleased to have Kathy join our Board.”

To learn more about other members of International Paper’s Board of Directors, visit www.internationalpaper.com under the Company and Leadership tab.

ABOUT INTERNATIONAL PAPER

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa, Asia and Russia. We produce packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; papers that facilitate education and communication; and paper bags, cups and food containers that provide convenience and portability. We are headquartered in Memphis, Tenn., and employ approximately 55,000 colleagues located in more than 24 countries. Net sales for 2016 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

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Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731; Michele Vargas, 901-419-7287